H A E M A C U R E

                              HAEMACURE CORPORATION





February, 1,1998

Mr. Waldron Palmer
7555 Founders Way
Ponte Verdra Beach, Florida 32082

Dear Wally:

               Employment Offer: Vice President Sales & Marketing

                         PROPOSED TERMS AND CONDITIONS:


1.   POSITION:

     (a)  Vice President Sales & Marketing.

     (b)  Position reports directly to the CEO;

     (c)  Summary of Job Description:

          The Employee shall manage all sales and marketing activities for all the Company's products worldwide.

2.   DATE OF EMPLOYMENT:

     (a)  February 1, 1998

3.   LOCATION:

     (a)  Sarasota, Florida

4.   RELOCATION:

     (a) The Employee shall relocate to Sarasota, Florida on or before the end of the first June 30, 1998.

     (b)  The Company shall assume the following relocation expenses:



                          One Sarasota Tower, Suite 900
                             Two North Tamiami Trail
                             Sarasota, Florida 34236
                   Tel.: (941) 361-2166 o Fax: (941) 365-1051

          (i) The Company shall provide temporary living expenses in the Sarasota area for a maximum period of three (3) months, and up to a maximum of $7,500.

          (ii) Real Estate fee upon submission of an invoice from a recognized Realtor.

          (iii) Moving of Household furniture, based upon three (3) quotations from Interstate moving companies.

          (iv) Company shall reimburse employee for the following real estate costs:

                (a)  MLS Real Estate fees for selling of home;

                (b) Closing cost on new home up to value of 2.5 points of new cost of home

          (v)   A $2,500 for miscellaneous expenses, no receipt required.

          (vi) Two trips for the Employee and spouse from Jacksonville, Florida to Sarasota, Florida, including coach airfare, 3 nights accommodations and meals for the purpose of seeking a new residence.

5.   STATUS

     (a)  Permanent-Full time employee status.

6.   COMPENSATION:

     (a) Gross Salary: $5,769.23 based upon (26 annual pay period) ($150,000 per annum).

     (b) Performance Bonus: Based upon mutually agreed and written annual performance objectives, the employee shall be eligible to receive upon achieving the annual objectives a Performance Bonus up to 20% of his annual Gross Salary;

     (c)  Granting of Options:

          (i) Upon Hiring: The Employee shall granted 50,000 stock options at the market price as of the day of signature of the Offer. The vesting period shall be as follow:

                (a) 25,000 options shall be vested 12 month after the effective date of hiring

                (b)  15,000 after 24 months;

                (c)  10,000 after 36 months.

          (ii) In the event that the Company be purchased by a third party, at anytime before the 36 month vesting period, the Employee shall be eligible to exercise the totallity (50,000) options.

     (d) Signing Bonus: The employee shall receive $10,000 Signing Bonus, in the event that the employee leaves the Company within the next 12 months from the date of hiring, on his own resource, the employee shall repay to the Company the Signing Bonus.

     (e) In the event of termination, without cause, or should the Company be acquired, the employee shall be eligible to receive six (6) months of Gross Salary.

     (f) The Employee shall be eligible to the annual allocation of stock options, as determined under the Employee Stock Option Plan and the Board of Directors.

7.   OTHER BENEFITS:

     (a) Medical: The Employee shall be eligible to all Company benefits which are in place and can be modified by the Company from time to time. These benefits may include, and are not limited to:

          (i) Life Insurance policy equal to one time the annual salary, Short and Long term disability pay which are in accordance with industry standard.

          (ii) Medical coverage, current medical coverage will be provided by Celtic Life Insurance a PPO organization. Company is in the process of a group medical insurance policy.

          (iii) 401K: Company is in the process of implementing a 401K Plan)

                o Some of the aforementioned benefits may require co-payment with the Employee.

     (b) Annual Vacations: The Employee shall be eligible to 1.75 days per month of annual holidays. Holidays shall be non-cumulative.

8.   EXPENSES:

     (a) The Employee shall be reimbursed for all Company incurred expenses, as per the Company Expense Policy.

9.   MEDICAL EXAMINATION:

     (a) The Employee shall obtain a medical certificate attesting to the good state of his physical health satisfactory to perform his required duties and obligations. The cost of the medical examination shall be bared by the Company.

     (b) The Company reserves the right to request from the Employee an annual medical examination. Such examination shall be paid by the Company.

     (c) The Company reserves the right, at all times, to request from the Employee, a urinary and/or blood Alcohol and/or Drug of Abuse Profile. A refusal by the Employee to submit to a toxicological profile may at the discretion of the Company be a reason for termination cause.

10.  CONFIDENTIALITY AGREEMENT:

     (a) The Employee shall sign upon approval of this Offer a Confidentiality and Non-Competitive Agreement. The agreement shall have the following attributes:

          (i) The Employee shall not disclose any secrets, confidential information relating to the Company Strategic Plan, scientific, marketing and operational methods for a period of two (2) years.

          (ii) The Employee shall not seek employment as an employee, consultant or any other position with any commercial organizations which may be in competition or are directly or are indirectly involved, such as suppliers, with the Company, without having received prior authorization from the Company.

11.  OWNERSHIP:

     (a) All products, patents, scientific and business publications, clinical and regulatory protocols arising from research and development, clinical and regulatory, and sales and marketing activities that the Employee is directly or indirectly associated with shall be the full and sole property of the Company. All public disclosures of the above must receive prior authorization in writing by President.


The above represents the terms and conditions of employment, please review carefully. No prior verbal commitments are acceptable, any modifications or amendments must be in writting and signed by both parties, the Employee and the President of the Company.

HAEMACURE CORPORATION


/s/  Marc Paquin

Marc Paquin
President/CEO


I, Waldron PALMER, accept the terms and conditions of this Employment Offer.




Signature /s/  Waldron Palmer                            Date: 2/25/98
          --------------------------------------              --------------
          WALDRON PALMER